EXHIBIT 99.1

(Translation)

March 26, 2015

Company name	Acucela Inc.
Representative	Brian O'Callaghan
Title: Chief Executive Officer and President
Code number	4589, TSE Mothers
Contact	Tomomi Sukagawa, Director of Investor Relations and Communications
Japan Office, Acucela Inc.
(Telephone: 03-5789-5872)
Attorney-in-fact	Baker & McKenzie (Gaikokuho Joint Enterprise)
Ken Takahashi (Telephone: 03-6271-9900)

Difference between the Earnings Forecasts and the Results for the Fiscal Year 2014

The Company announces the difference between the earnings forecasts announced on November 12, 2014 and the results for the fiscal year 2014 as follows:

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Difference between the Earnings Forecasts and the Results for Fiscal Year 2014 (January 1, 2014 to December 31, 2014)

(Unit: US$ and ¥ in thousands, except for % and per share data)

	Revenue from collaborations (Note 1)	Operating income (loss)	Income before income tax	Net income (loss)	Net income (loss) per share (Note 2)
Previous 2014 Forecast (A)	$34,739	$693	$250	$(1,997)	$(0.06)
	¥4,187,786	¥83,541	¥30,138	¥(240,738)	¥(7)
2014 Expected Results (B)	$35,396	$(188)	$353	$(2,006)	$(0.06)
	¥4,266,988	¥(22,663)	¥42,554	¥(241,823)	¥(7)
Change (B-A)	$657	$(881)	$103	$(9)	$—
	¥79,202	¥(106,204)	¥12,416	¥(1,085)	¥—
Percentage Change (%) - omitted where not meaningful
	2%	NA	41%	—%	—%
2013 Results (for reference)	$52,947	$6,994	$7,182	$4,299	$0.10
	¥6,382,761	¥843,127	¥865,790	¥518,244	¥12

(Note 1) This financial statement line item was presented as "Revenue from collaborations with a related party" in FY 2013 annual Kessan-Tanshin. The change was because Otsuka Pharmaceutical's percentage of ownership decreased due to our IPO, and it was less than 10% as of December 31, 2014; therefore, it was not considered as a related party per US GAAP.

(Note 2) Net income (loss) per share was computed for Previous 2014 Forecast using 32,729,000 weighted average shares for expected basic shares outstanding and for the 2014 Expected Results using 32,869,000.

(Note 3) Amounts in parenthesis are converted amounts (JPY (¥) in thousands except for per share amounts) at the rate of 1 USD = 120.55, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 30, 2014 for the sake of convenience.

Reasons for the differences

Revenue from collaborations. Expected 2014 revenue from collaborations was $0.7 million (¥79.2 million) higher than the Previous 2014 Forecast due to greater than forecasted activities associated with the clinical trial activity under the emixustat program. The revenue variance has no significant impact to operating income (loss) due to the correlation of revenue to collaboration expenses.
Operating income (loss). The $0.9 million (¥106.2 million) variance can be attributed to a 2014 Forecast classification issue resulting in the overstatement of the 2014 Forecast Operating Income (Loss) due to the inclusion of $0.9 million (¥106.2 million) of interest income, whereas for the Expected 2014 Results, interest income is not reported in operating results, but rather is included in income before income tax. Adjusting for this 2014 Forecast classification issue results in an immaterial Operating Income (Loss) variance.
Income before income tax. The $0.1 million (¥12.4 million) variance in income before income tax is due to interest income being $0.4 million (¥43.6 million) below 2014 Forecast ($0.9 million (¥106.2 million) 2014 Forecast compared to $0.5 million (¥62.6 million) Expected 2014 Results) and interest expense was $0.4 million (¥43.6 million) better than the 2014 Forecast, resulting in no variance for interest on a net basis. The remaining $0.1 million (¥12.4 million) is not significant.
Net loss and net loss per share. There was not a material difference between the net loss and net loss per share in the Previous 2014 Forecast and Expected 2014 Results.
Note: Actual results may differ materially and adversely from those expressed in any forecasts. Factors that could cause the Company’s actual results to differ materially include, but are not limited to the risk that our collaboration partner terminates the co-development of any of our product candidates, the risk of delays in our expected clinical trials, the risk that new developments in the intensely competitive ophthalmic pharmaceutical market require changes in our clinical trial plans or limit the potential benefits of our product candidates, the risk that we are unable to retain and motivate our key management and scientific staff, including Brian O'Callaghan, the risk that we are unable to execute on the strategy we launched in late 2014, and other risks and uncertainties inherent in the process of discovering and developing therapeutics that demonstrate safety and efficacy. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events. For a detailed discussion of these and other risk factors, please refer to the Company’s filings with the Securities and Exchange Commission ("SEC"), which are available on the Company’s investor relations Web site (http://ir.acucela.com/) and on the SEC’s Web site (http://www.sec.gov).

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